SHAREHOLDINGS AGREEMENT

This Shareholdings Agreement (this "**Agreement**") is made and entered into as of Sept. 18, 2005,

BY AND BETWEEN:

CAPITAL ALLIANCE GROUP INC., incorporated under the laws of British Columbia and having its office at Suite 1200, 777 West Broadway, Vancouver, British Columbia, Canada V5Z 4J7

("**CAG**")

AND:

SE GLOBAL EQUITIES CORP. (to be renamed "Sun New Media Inc"), incorporated under the laws of Minnesota and having its office at PO Box 297, 1142 S. Diamond Bar Blvd., Diamond Bar, CA, USA 91765

("**SE Global**")

AND

SUN MEDIA INVESTMENT HOLDINGS LTD. incorporated under the laws of the British Virgin Islands, having its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

("**Sun Media**")

WHEREAS:

A. SE Global, Sun Media, Sun New Media Group Limited have entered into an Share Purchase Agreement, dated as of July 21, 2005 (the "**Share Agreement**"), whereby on closing of the Share Purchase Agreement Sun Media will own 50,000,000 shares of common stock of SE Global (the "**Common Shares**"), amounting to 87.5% of the issued and outstanding share capital of SE Global (immediately after such closing) as consideration for the Shares acquired;

B. Shares of SE Global will undergo a 1:2 roll back prior to the said closing of the Share purchase agreement such that there will be a total of 8,791,870 issued and outstanding Common Shares of SE Global immediately prior to the said closing; and

C. CAG has agreed to enter into this Agreement concerning its maintenance of a certain level of shareholdings in SE Global, upon and subject to the terms and conditions hereinafter more particularly set out.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the parties hereby agree as follows:

1. AGREED LEVEL OF SHAREHOLDINGS. CAG agrees to each of SE Global and Sun Media that it shall maintain beneficial ownership of, or control and direction over, at least the number of shares of common stock of SE Global (the "**Common Shares**") shown below during the periods specified:

(a) a total of 7,125,000 Common Shares which have been derived from 14,250,000 pre-roll back Common Shares as a result of the roll back referred to in recital B, from the date which is seven months following the closing of the transactions under the Share Purchase Agreement (the "**Closing Date**") through the date which is 12 months following the Closing Date; and

(b) a total of 6,500,000 Common Shares which have been derived from 13,000,000 pre-roll back Common Shares as a result of the roll back referred to in recital B, from the date which is 13 months following the Closing Date through the date which is 24 months following the Closing Date.

2. EXCEPTION. The minimum level shareholding of the Common Shares referred to as the number of Common Shares specified in sections 1 (a) and (b) will be reduced by 250,000 for that relevant period if:-

(a) over any five consecutive trading days during the relevant period, the average daily trading volume of the Common Shares on the stock exchange or stock quotation system on which they primarily trade exceeds 2,500,000 shares (**"First Reduction Level"**). In such case, the reduction shall be one-off for every 6 months from the date of this Agreement; or

(b) over any five consecutive trading days during the relevant period, the average daily trading volume of the Common Shares on the stock exchange or stock quotation system on which they primarily trade exceeds 3,500,000 shares (**"Second Reduction Level"**). In such case, the reduction shall be one-off for every 4 months commencing from the date of this Agreement.

Provided that:

(i) where CAG wishes to exercise its right to reduce its level of shareholding pursuant to this clause 2, it shall complete such reduction within 7 trading days of the day when the First Reduction Level and/or the Second Reduction Level is reached (as the case may be), failing which it shall not be entitled to reduce its level of shareholding accordingly; and

(ii) where CAG reduces its level of shareholding pursuant to clause 2(a) above, there shall be no further reduction of its shareholding for the next 6 months commencing from the date of the aforementioned reduction, whether pursuant to clauses 2(a) or 2(b) or otherwise

3. NO REVERSE SPLIT.

3.1 Adjustment. If, within 24 months from the Closing Date, SE Global effects a reverse split of its share capital, the number of Common Shares specified in sections (1(a), (b) and (c) shall be adjusted accordingly to reflect the reverse split, such that the percentage shareholding of SE Global to be maintained by Capital Alliance shall be the same as that required immediately prior to such reverse split.

3.2 Top Up. If, within three years from the Closing Date SE Global effects a reverse split of its share capital, SE Global shall, promptly following the effective date of such reverse split(s), issue from its treasury to CAG a sufficient number of shares of common stock such that the number of such common shares then held by CAG is equal to the number it held immediately prior to the reverse split being effected. The provisions of this section shall survive the termination of this Agreement.

4. Miscellaneous.

4.1 Construction; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Article, section, schedule, exhibit, recital and party references are to this Agreement unless otherwise stated. No party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party.

4.2 Amendments and Modifications. No party hereto shall be bound by any modification, amendment, termination, cancellation, rescission or supersession of this Agreement unless the same shall be in writing and signed by it.

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4.3 Notices. All notices and other communications hereunder shall be in writing and shall be effective when actually received by the party to which notice is sent as follows:

(a) If to SE Global, to:

Bruno Wu, Chairman and CEO
Sun New Media Inc.
(the post merger name of SE Global)
PO Box 297, 1142 S. Diamond Bar Blvd.,
Diamond Bar, CA USA 91765

With copies to:
(which shall not constitute notice)

(b) If to CAG, to:

Toby Chu, President & CEO
Capital Alliance Group Inc.
Suite 1200, 777 West Broadway
Vancouver, BC Canada V5Z 4J7

Ron Paton
Maitland & Company
Suite 700, 625 Howe Street
Vancouver, BC Canada V6C 2T6

(b) If to Sun Media to:

John Li, President
Sun Media Investment Holdings Ltd
P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Island

or to such other address as the person to whom notice is being given may have previously furnished to the other parties in writing in the manner set forth above.

4.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party (whether by operation of law or otherwise) without the prior written consent of SE Global, the Shareholders and the Trustee; provided that SE Global may assign its rights and obligations to any affiliate, but no such assignment shall relieve such SE Global of its obligations hereunder. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

4.5 Termination of Agreement. This Agreement shall terminate on the date which is 24 months after the Closing Date.

4.6 Representation. Each of the parties hereby represents and warrants that this Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation.

4.7 Other Miscellaneous Provisions.

(a) Whenever under the terms hereof the time for giving a notice or performing an act falls upon a Saturday, Sunday, or banking holiday, such time shall be extended to the next day on which Trustee is open for business.

(b) Each party agrees that any suit, action or proceeding with respect to this Agreement, and the performance of the parties hereunder shall only be brought in the courts of the State of Minnesota, including any federal court located within the State of Minnesota. Accordingly, each party submits irrevocably to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding and waives irrevocably any right which it may have to bring any such suit, action or proceeding in any forum other than a court of the State of Minnesota, or in any federal court located within the State of

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Minnesota, and any defense which it may have to the enforcement of this provision, whether based on the inconvenience of the forum or otherwise.

(c) This Agreement shall be construed in accordance with and bound by the laws of the State of Minnesota and the laws of the United States of America applicable in the State of Minnesota.

(d) This Agreement may be executed in several parts in the same form and such part as so executed shall together constitute one original agreement, and such parts, if more than one, shall be read together and construed as if all the signing parties hereto had executed one copy of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

CAPITAL ALLIANCE GROUP INC.	SE GLOBAL EQUITIES CORP. (to be renamed Sun New Media Inc.)
By: ____________ Name: Toby Chu Title: President and CEO	By: ____________ Name: Bruno Wu Title: Chairman and CEO

SUN MEDIA INVESTMENT HOLDINGS LTD
By: ____________ Name: John Li Title: President

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this "**Agreement**") is made and entered into as of July 21, 2005,

BY AND BETWEEN:

SUN MEDIA INVESTMENT HOLDINGS LTD. incorporated under the laws of British Virgin Islands, having its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

(the "**Buyer**")

AND:

CAPITAL ALLIANCE GROUP INC., incorporated under the laws of British Columbia and having an office at Suite 1200, 777 West Broadway Vancouver, BC V5Z 4J7.

(the "**Seller**")

RECITALS

A. SE Global Equities Corp ("SE Global"), Sun Media Investment Holdings Ltd., Sun New Media Group Limited and Capital Alliance Group Inc. have entered into an share purchase agreement, dated as of ________, 2005 (the "**Share Agreement**"), whereby on closing of the Share Agreement Sun Media and its associates will own approximately 87.4% of the issued and outstanding share capital of SE Global;

B. Concurrent with the Share Purchase Agreement, Capital Alliance Group Inc. (the "**Seller**") has agreed to sell 500,000 shares of common stock of SE Global Equities Corp., a Minnesota corporation, (the "**Company**") to Sun Media Investment Holdings Ltd. (the "**Buyer**").

C. The parties hereto have reached the following agreement with respect to the sale by the Sellers of such Common Stock to the Buyer.

NOW, THEREFORE, in consideration of the covenants, agreement and considerations herein contained, the Seller and the Buyer agree as follows:

1. PURCHASE AND SALE OF SHARES

1.1 Sale of Shares. Subject to the terms and conditions herein set forth, the Seller hereby agrees to sell to the Buyer, and the Buyer hereby agrees to purchase 500,000 shares of the common stock of the Company (the "**Shares**"), at the price of US$ 0.90 per share, for an aggregate purchase price of US$ 450,000 (the "**Purchase Price**").

1.2 Payment of the Purchase Price. The Seller has received from the Buyer a non-refundable deposit US$ 150,000 for the purchase of the Shares. The Seller will pay the remainder of the Purchase Price (US$ 300,000) in cash as follows:

(a) US$ 300,000 on Closing the Share Agreement and this Agreement.

The parties agree that the only circumstances in which the non-refundable deposit will be returned is if the Share Agreement is not approved by the requisite majority of SE Global shareholders or SE Global or the Seller are unable to complete the Share Agreement due to matters beyond their control.

Stock Purchase Agreement (July 4 2005 Final)~~Draft Stock Purchase Agreement (Draft3) (3).doc~~
8/2/2005~~7/4/2005~~ 10:24:43 AM~~4:54:07 PM~~

2. CLOSING.

2.1 Time. Subject to the satisfaction or waiver of all of the conditions to closing set forth in this Agreement, the Closing will occur take place at the offices of Venture Law Corporation at 10:00 a.m., Pacific Standard Time, on the third Business Day after the satisfaction or waiver of the conditions set forth in this Agreement, or at such other time, date or place as may be mutually agreed upon by the parties hereto. The date on which the Closing occurs is referred to herein as the "**Closing Date**."

2.2 Deliveries at and Following the Closing. At the Closing or as soon as possible thereafter, the parties hereto shall deliver all share certificates, consents, checks, assignments and other instruments and documents provided for in this Agreement. In addition, each party agrees to execute and deliver all other instruments and documents and perform all other acts which the other party may reasonably request in order to further effect or perfect the sale and transfer of the Shares and the consummation of the transactions contemplated by this Agreement.

3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER

Except as set forth below, the Seller makes no representations or warranties of any nature or kind.

3.1 Authorization. As of the date of the Closing and as of the date of this Agreement, the Seller has full legal right, power and capacity to enter into, execute, deliver and perform this Agreement and all attendant documents and instruments contemplated hereby. This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of the Seller and is enforceable with respect to the Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, priority or other laws or court decisions relating to or affecting generally the enforcement of creditors' rights or affecting generally the availability of equitable remedies. The execution and delivery of this Agreement by the Seller, and the consummation of the transactions contemplated hereby by the Seller in accordance with the terms hereof shall not conflict with or result in a breach of, violation of, or default under, (or constitute an event that with notice, lapse of time, or both, would constitute a breach or default under) any of the terms, conditions or provisions of the charter documents, as amended, of the Seller, any provision of the laws of the Province of British Columbia, or any note, bond, mortgage, indenture, license, lease, credit agreement or other agreement, document, instrument or obligation to which the Seller is a party or by which any of its respective assets or properties are bound.

3.2 Consent. As of the date of the Closing and as of the date of this Agreement, no consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement, or the offer, sale or issuance of the Shares, or the consummation of any other transaction contemplated by this Agreement, except (i) the filing of such notices and submissions as may be required under the Securities Act of 1933, as amended (the *"Securities Act"*) and (iii) such filings as may be required under applicable state securities laws which the Company shall make promptly.

3.3 Valid Issuance of Common Stock. The Shares, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable and will be issued in compliance with all applicable federal and state securities laws; provided, however, that the Shares are subject to restrictions on transfer under U.S. state and/or federal securities laws and as set forth herein.

3.4 Litigation. There is no private or governmental action, suit, proceeding or investigation pending or currently threatened against the Seller which questions the validity of this Agreement or the right of the Seller to enter into it, or to consummate the transactions contemplated hereby, or which might result, either individually or in the aggregate, in any material adverse changes in the assets, condition, affairs or prospects of the Seller, financially or otherwise, or any change in the current equity ownership of the Seller. The Seller is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Seller currently pending or which the Seller intends to initiate.

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3.5 Brokerage Fees. The Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any of the transactions contemplated hereby.

4. REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller that:

4.1 Authority. As of the date of the Closing and as of the date of this Agreement, the Buyer has full legal right, power and capacity to enter into, execute, deliver and perform this Agreement and all attendant documents and instruments contemplated hereby. This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of the Buyer and is enforceable with respect to the Buyer in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, priority or other laws or court decisions relating to or affecting generally the enforcement of creditors' rights or affecting generally the availability of equitable remedies.

4.2 No Violation of Agreements. As of the date of the Closing and as of the date of this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereunder by the Buyer will violate or conflict with any judgment, order, decree, statute, rule or regulation applicable to the Buyer or his assets or properties.

4.3 Purchase Entirely for Own Account. the Buyer understands that the Seller is making this Agreement with the Buyer in reliance upon the Buyer's representation to the Seller, which by the Buyer's execution of this Agreement the Buyer hereby confirms, that the Common Stock to be received by the Buyer and the Common Stock issuable upon conversion thereof (collectively, the "**Securities**") will be acquired for investment for the Buyer's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Buyer further represents that the Buyer does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

4.4 Disclosure of Information. The Buyer has received and reviewed information about the Company and has had an opportunity to discuss the Company' business, management and financial affairs with its management. The Buyer understands and acknowledges that such discussions, as well as any written information issued by the Seller, (i) were intended to describe the aspects of the Company's business and prospects which the Seller believes to be material, but were not necessarily an exhaustive description, and (ii) may have contained forward-looking statements involving known and unknown risks and uncertainties which may cause the Company's actual results in future periods or plans for future periods to differ materially from what was anticipated and that no representations or warranties were or are being made with respect to any such forward-looking statements or the probability of achieving any of the results projected in any of such forward-looking statements. Nothing contained in this Section 4.4 shall limit in any respect the Company's representations and warranties contained in Section 3 hereof.

4.5 Investment Experience. The Buyer acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares.

4.6 Accredited Investor. The Buyer is an "**accredited investor**" within the meaning of SEC Rule 501 of Regulation D, as now in effect and shall submit to the Seller such further assurances of such status as may be reasonably requested by the Seller.

4.7 Restricted Securities. the Buyer understands that the Shares it is purchasing are characterized as "**restricted securities**" under the federal securities laws inasmuch as they are being

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acquired from the Seller in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the *Securities Act of 1933*, only in certain limited circumstances. In this connection, the Buyer represents that it is familiar with SEC Rule 144, as now in effect, and understands the resale limitations imposed thereby and by the Act.

4.8 Legends. It is understood that the securities certificates evidencing the Shares may bear one or all of the following legends:

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED." and

Any legend required by applicable state securities laws.

5. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER

The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the conditions set forth below, any or all of which may be waived by the Seller in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by the Seller of any other condition, of the same condition at any subsequent Closing or of any of the Seller's rights or remedies, at law or in equity, if the Buyer shall be in default or breach of any of his representations, warranties or agreements under this Agreement:

5.1 Purchase Price. The Buyer shall deliver the Aggregate Purchase Price at the Closing as provided in Section 1.2.

5.2 Accuracy of Representations and Warranties. The representations and warranties of the Buyer contained in this Agreement shall be accurate and complete on and as of the Closing Date with the same effect as through such representations and warranties had been made on or as of such date and the Buyer shall have delivered to the Seller a certificate to that effect signed by the Buyer, and dated as of the Closing Date.

5.3 Closing of Share Purchase Agreement. The Share Agreement shall have closed.

5.4 Performance of Agreements. Each and all of the conditions precedent and agreements of the Buyer subject to satisfaction on or before the Closing Date pursuant to the terms of this Agreement shall have been performed or satisfied and the Buyer shall have delivered to the Seller a certificate to that effect signed by the Buyer, and dated as of the Closing Date.

If the foregoing conditions precedent are not satisfied (or waived by the Seller) on or before June 30, 2005, the Seller may terminate this Agreement by written notice to the Buyer, in which case, neither party shall have any further claims against, obligations to, or rights against the other regarding this Agreement.

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER

The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the conditions set forth below, any or all of which may be waived by the Buyer in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by the Buyer of any other condition or of any of the Buyer's rights or remedies, at law or in equity, if the Seller shall be in default or breach of any of his representations, warranties or agreements under this Agreement:

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6.1 Accuracy of Representations and Warranties. The representations and warranties of the Buyer contained in this Agreement, Share Agreement and other agreements related to this transaction shall be accurate and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made on or as of such date and the Seller shall have delivered to the Buyer a certificate to that effect signed by the Seller, and dated as of the Closing Date.

6.2 Closing of Share Purchase Agreement. The Share Agreement shall have closed.

6.3 Performance of Agreements. Each and all of the conditions precedent and agreements of the Seller subject to satisfaction on or before the Closing Date pursuant to the terms of this Agreement shall have been performed or satisfied and the Seller shall have delivered to the Buyer a certificate to that effect signed by the Seller, and dated as of the Closing Date.

If the foregoing conditions precedent are not satisfied (or waived by the Seller) on or before June 30, 2005, the Seller may terminate this Agreement by written notice to the Buyer, in which case, neither party shall have any further claims against, obligations to, or rights against the other regarding this Agreement.

7. MISCELLANEOUS

7.1 Expenses and Taxes. Each party shall bear and pay his, her or its own expenses, including legal, accounting and other professional fees, and taxes incurred in connection with the transactions referred to in this Agreement. The party responsible under applicable law shall bear and pay in their entirety all other taxes and registration and transfer fees, if any, payable by reason of the sale and conveyance of the Shares. Each party will cooperate to the extent practicable in minimizing all taxes and fees levied by reason of the sale or assignment of the Shares.

7.2 Entire Agreement; Modifications; Waiver. This Agreement, together with the related agreements or certificates referenced herein, constitutes the final, exclusive and complete understanding of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, understandings and discussions with respect thereto. No variation or modification of this Agreement and no waiver of any provision or condition hereof, or granting of any consent contemplated hereby, shall be valid unless in writing and signed by the party against whom enforcement of any such variation, modification, waiver or consent is sought.

7.3 Survival of Representations and Warranties. All representations and warranties made by any party to this Agreement or pursuant hereto shall survive the closing of the transactions hereunder. The representations and warranties hereunder shall not be affected or diminished by any investigation at any time by or on behalf of the party for whose benefit such representations and warranties were made. All statements contained herein or in any schedule, exhibit, certificate, list or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties.

7.4 Further Assurances. The parties hereto shall use their best efforts, and shall cooperate with one another, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to consummate the transactions contemplated hereby, and shall otherwise use their best efforts to cause such transactions to be consummated in accordance with the terms and conditions hereof. At any time or from time to time after the Closing Date, each party hereto, shall execute and deliver any further instruments or documents and take all such further action as such requesting party may reasonably request in order to consummate and document the transactions contemplated hereby.

7.5 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the constructing or interpretation of any provision of this Agreement.

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7.6 Section References. Unless otherwise noted, all section references herein are to sections of this Agreement.

7.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall constitute one agreement. A party may execute this Agreement and transmit its signature by facsimile, which shall be fully binding, and the party taking such actions shall deliver a manually signed original as soon as is practicable.

7.8 Successors and Assigns. Neither party shall assign this Agreement to any third party without the prior written consent of the other party.

7.9 Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

7.10 Notices. All notices, requests, demands and other communications hereunder (*"Notices"*) shall be in writing and shall be deemed to have been duly given if delivered by hand or by registered or certified mail, postage prepaid, return receipt requested, but only upon receipt of such return receipt, as follows:

If to the Buyer:	If to the Seller:
Suite 1200 777 West Broadway Vancouver, BC V5Z 4J7	Suite 2101 – 2103, Shanghai Times Square Office, 93 Huai, Hai Zhang Road Shanghai, PRC 200031
Attention: Toby Chu	Attention: _John Li__

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt. All Notices shall be deemed received on the date of delivery or, if mailed, on the date appearing on the return receipt thereof.

7.11 Law Governing; Venue. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the Province of British Columbia, without regard to its choice-of-laws or conflicts-of-law rules. With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the courts in the City of Vancouver, in the Province of British Columbia.

7.12 California Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE **THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102, OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.**

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7.13 Attorney's Fees. In the event that any suit or action is instituted to enforce any provisions in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of date first above written.

CAPITAL ALLIANCE GROUP INC.

____

President & Director

____

Director

SUN MEDIA INVESTMENT HOLDINGS LTD.

____

President & Director

____

Director

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MANAGEMENT AGREEMENT

THIS AGREEMENT dated for reference the 18 day of September 2005.

BY AND BETWEEN:

> **SE GLOBAL EQUITIES CORP.**, (to be renamed Sun New Media Inc ("SNMI"), incorporated under the laws of Minnesota and having its office at PO Box 297, 1142 S. Diamond Bar Blvd., Diamond Bar, CA 91765
>
> (**"SE Global"**)

AND:

> **CAPITAL ALLIANCE GROUP INC.**, incorporated under the laws of British Columbia and having an office at Suite 1200, 777 West Broadway Vancouver, BC V5Z 4J7
>
> (**"Capital Alliance"**)
>
> (SE Global and Capital Alliance being singularly also referred to as a **"Party"** and collectively referred to as the **"Parties"** as the context so requires in this Agreement).

WHEREAS:

A. SE Global is a company duly incorporated under the laws of the State of Minnesota, and is a "**reporting issuer**" for the purposes of the *Securities Act of 1934* with the Securities and Exchange Commission;

B. Sun Media became the majority stockholder of SE Global on closing an acquisition transaction whereby SE Global acquired all the shares of Sun New Media Group Ltd, a wholly owned subsidiary of Sun Media Investment Holdings Inc ("Sun Media"). As consideration for these shares, SE Global issued Sun Media 50 million shares of common stock of SE Global representing 87.4% of the total issued and outstanding share capital of SE Global (the "**Share Transaction**");

C. SE Global is currently changing its principal business focus to media entertainment and fiber optic network operations;

D. Capital Alliance is a company duly incorporated under the laws of the Province of British Columbia and is a reporting issuer for the purposes of the Alberta and British Columbia *Securities Acts*. Capital Alliance is not a reporting issuer in the United States; and

E. Capital Alliance is desirous of providing certain management advisory services to SE Global and its subsidiaries following the Share Transaction; and SE Global wishes to retain the services of Capital Alliance for the purposes and on the terms and conditions set out in this Agreement

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and provisions contained in this Agreement, the parties agree as follows:

1. INTERPRETATION

1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the following words and phrases shall have the following meanings:

(a) **"Agreement"** means this Agreement as from time to time supplemented or amended;

(b) **"Base Fee"** means that compensation set forth in section 4.1 below;

(c) **"Board of Directors"** or **"Board"** means the Board of Directors of SE Global as duly constituted from time to time;

(d) **"Effective Date"** has the meaning ascribed to it in section 3.1 of this Agreement;

(e) **"Indemnified Party"** has the meaning ascribed to it in section 9.2 of this Agreement;

(f) **"Non-Renewal Notice"** has the meaning ascribed to it in section 4.2 of this Agreement;

(g) **"Regulatory Approval"** means the acceptance for filing, if required, of the transactions contemplated by this Agreement by the Regulatory Authorities;

(h) **"Regulatory Authorities"** means the US Federal Securities and Exchange Commission and such other regulatory agencies who have jurisdiction over the affairs of SE Global and/or Capital Alliance including all regulatory authorities from whom any such authorization, approval or other action is required to be obtained or to be made in connection with the transactions contemplated by this Agreement;

(i) **"Term"** has the meaning ascribed to it in section "3.1" of this Agreement; and

(j) **"Termination Fee"** has the meaning ascribed to it in section "3.4 of this Agreement.

1.2 Interpretation. For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires,:

(a) the words **"herein"**, **"hereof"** and **"hereunder"** and other words of similar import refer to this Agreement as a whole and not to any particular Article, section or other subdivision of this Agreement;

(b) the headings are for convenience only and do not form a part of this Agreement nor are they intended to interpret, define or limit the scope or extent of this or any provision of this Agreement;

(c) any reference to an entity shall include and shall be deemed to be a reference to any entity that is a successor to such entity; and

(d) words in the singular include the plural and words in the masculine gender include the feminine and neuter genders, and vice versa.

2. SERVICES AND DUTIES OF CAPITAL ALLIANCE

2.1 Advisory Services. All advisory services rendered pursuant to this Agreement shall be rendered to the executive officers of SE Global or to the Board of Directors.{Note: "Board" and "Board of Directors" are defined terms.}During the Term (as defined) of this Agreement Capital Alliance will provide SE Global and/or its subsidiaries with such general corporate, administrative, technical and management advisory services as is reasonably considered necessary or advisable by SE Global for the due and proper management of SE Global to achieve the goals and needs of SE Global as determined by the policies and proceedings of management and the Board of Directors (collectively, the "**Advisory Services**") and the requirements of the Securities and Exchange Commission. Capital Alliance is not responsible for any expenses relating to SE Global's reporting and maintenance status with regulatory authorities including and not limited to regulatory filing fees, audit fee, legal fee or annual maintenance fees immediately after closing of the Share Purchase transaction.

2.2 Specific Advisory Services. Without limiting the generality of the Advisory Services to be provided as set forth in section 2.1 of this Agreement, it is hereby acknowledged and agreed that Capital Alliance will provide the following specific advisory services:

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(a) supervision of the hiring of competent personnel as are required for the efficient operation of SE Global's investment banking business;

(b) advice regarding the management and supervision of the performance of personnel and of the operation of various business enterprises of SE Global as approved by the Board;

(c) the identification of business opportunities for SE Global, assistance in the conduct of due diligence, and in the negotiation and conclusion of contracts for such opportunities;

(d) assistance in the coordination of the preparation and dissemination of all North American regulatory filings, press releases and related reports for SE Global; and

(e) assistance in setting up corporate alliances for SE Global with major companies and customers, SE Global's auditors, SE Global's solicitors and SE Global's affiliated companies and business partners.

(f) Subject to receiving full cooperation and documentations from Sun Media and SE Global management, Capital Alliance is to ensure compliance with all applicable statutory, regulatory and governmental requirements, including without limitation ensuring that all filings required by the SEC and/or any other relevant authorities are made.

(g) Capital Alliance and SE Global are both not responsible for any expenses relating to the reporting and maintenance status including and not limited to regulatory filing fees, audit fee, legal fee or annual maintenance fees for the subsidiaries of SE Global's securities and investment banking businesses under Clause 2.1. SE Global's subsidiaries shall be responsible for its own fees and expenses as described in this clause.

2.3 Personnel Support. It is hereby acknowledged that SE Global is contracting with Capital Alliance to provide one or more individuals to provide the services. It is within the sole discretion of Capital Alliance whom it may chose to provide such services from time to time, so long as such person is competent to perform those tasks and such person has been approved by the Board. In the event that the Advisory Services to be provided to SE Global exceed the amount of time provided by this Agreement as basic retainer or reasonably exceed the capacity of Capital Alliance's personnel then, , **[SE Global]** shall pay for the employment of additional personnel (any such employment to be at SE Global's sole discretion), either directly or by contract through Capital Alliance, to perform the tasks requiring additional personnel as specified by Capital Alliance and at a rate determined by the Board. For the avoidance of doubt, any increase in personnel required or excess time spent providing the Advisory Services as aforesaid shall not entitle Capital Alliance to any increase in the Base Fee whatsoever.

2.4 Additional Funding. Save for the prior one-off cash injections according to the Share Purchase Agreement, SE Global shall not be responsible for providing any further funding or cash needs to CAG for the provision of the Advisory Services hereunder, or to the Securities Brokerage Business. SE Global. may, in its sole discretion provide loans to CAG for the provision of the Advisory Services hereunder. It is the responsibility of CAG for the due and proper operation and management of the Securities Brokerage Business as a going concern.

3. TERM, RENEWAL AND TERMINATION

3.1 Term. The Term of this Agreement (the "**Term**") is for a period of 24 months commencing on the closing date of the Share Transaction (the "**Effective Date**") and terminating 24 months from the Effective Date, subject to the terms set forth in this Agreement.

3.2 Renewal. This Agreement may be renewed for subsequent one year periods if negotiated and agreed by the parties in writing at least 90 calendar days prior to the end of the Term.

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3.3 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated:

(a) by either Party upon written notice to the other Party if:

(i) the other Party commits a material breach of any provision of this Agreement and (if such breach is capable of remedy) fails to cure the same within 30 calendar days from its receipt of written notice from said Party; or

(ii) the other Party commits fraud, misrepresentation, or serious neglect or misconduct in the discharge of its respective duties hereunder or under the law; or

(iii) the other Party becomes adjudged bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy, and where any such petition is not dismissed; or

(iv) by SE Global in its absolute discretion and for any reason on giving Capital Alliance six months' advance notice in writing or on paying to Capital Alliance the equivalent termination pay in lieu of notice; or

(b) automatically, upon the completion of the sale and purchase of shares of the Subsidiaries pursuant to the exercise of the Purchase Option.

Failure by SE Global to rely on the provision of this paragraph in any given instance or instances, shall not constitute a precedent or be deemed a waiver.

4. COMPENSATION OF CAPITAL ALLIANCE

4.1 Base Fee/Reimbursement of Expenses. SE Global will provide Capital Alliance with a one time stock grant of 250,000 shares of common stock (post consolidated) of SE Global on entering into this agreement which SE Global shall qualify under Form S-8 (the "**Base Fee**"). Subject to the procedure set out in this clause, Capital Alliance shall be funded for or reimbursed for all reasonable expenses incurred, or to be incurred, by Capital Alliance for the benefit of SE Global in accordance with Clause 2.1. This includes but is not limited to all return travel for all personnel to and from SE Global's property, all room and board while working on SE Global's property, all cell and long distance telephone charges, and all expenses generated by the use of a rental or other vehicle while working on SE Global's property including all gas and repair expenses. All such expenses shall be supported by invoices or receipt which must be presented to SE Global prior to any claim being made in respect thereof. In the event such expenses are not satisfactorily supported by invoices or receipts (which determination shall be in SE Global's sole discretion acting reasonably) Capital Alliance shall not be entitled to be reimbursed for such expenses. Capital Alliance shall seek SE Global's prior approval in writing before the incurring of any expense exceeding **[US$500]** failing which SE Global reserves the right not to allow the claim for the said expense.

4.2 Vacation. Capital Alliance shall be entitled to grant its appointed personnel up to three weeks paid vacation per year during which time Capital Alliance will appoint competent replacement to provide its services hereunder.

4.3 Work Permits. SE Global will use its best efforts to sponsor and or assist Capital Alliance in obtaining all necessary work visas for its personal and reimburse Capital Alliance for all costs related to such visas (the reimbursement does not cover the services provided according to Clause 2.2) whether it relates to a TN Visa, B-1 Visa, H-1B Vias, or National Interest Waiver Green Card necessary to work on the SE Global's behalf in the United States

4.4 Insurance. It shall be the sole responsibility of SE Global and Global American respectively, and SE Global and Global American shall use best efforts to obtain and to maintain and keep in force and effect during the terms of this Agreement the following insurance coverages:

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(a) Comprehensive general liability insurance, including insurance against completed operations liability for losses occurring within six months after the provisions of Services and acceptance of the work, against claims which may arise from Capital Alliance's Services or operations under this Agreement including claims arising out of personal injury, bodily injury and death and damage to or destruction of property or others, including loss of use thereof. Coverage shall apply to SE Global, Global American and Capital Alliance, and each of them with a combined single limit of not less than $3 million US dollars for any one accident or occurrence or series of accidents or occurrences arising out of any one event;

(b) Worker's compensation or like coverage as required by applicable law or other authorized governmental authority covering all persons employed by SE Global, Global American and Capital Alliance or subcontractors on work to be performed under this Agreement;

(c) Automobile bodily injury and property damage liability insurance covering automobiles owned or leased or rented by SE Global and Capital Alliance, its servants, agents or employees in connection with the work under this Agreement. The limits of insurance shall be not be less than $3 million US dollars inclusive for any one occurrence.

5.0 ADDITIONAL OBLIGATIONS OF CAPITAL ALLIANCE

5.1 No Conflict. During this Agreement Capital Alliance will not engage in any business which reasonably may detract from, compete with or conflict with the Capital Alliance's duties and obligations to SE Global as set forth in this Agreement without disclosure to the Board of Directors and will not do so if the Board of Directors objects.

5.2 Confidentiality. Capital Alliance will not, except as authorized or required by Capital Alliance's duties hereunder, reveal or divulge to any person or companies any information concerning the organization, business, finances, transactions or other affairs of SE Global, or of any of its subsidiaries, which may come to the Capital Alliance's knowledge during the continuance of this Agreement, andCapital Alliance will keep in complete secrecy all confidential information entrusted to Capital Alliance and, save for the purposes of this Agreement, will not use or attempt to use any such information in any manner whatsoever, in particular in any manner which may injure or cause loss either directly or indirectly to SE Global's business. This restriction will continue to apply after the termination of this Agreement without limit in point of time but will cease to apply to information or knowledge which may come into the public domain.

5.3 Compliance with Applicable Laws. Capital Alliance will comply with all Canadian, U.S. and foreign laws, whether federal, provincial or state, applicable to SE Global and/or Capital Alliance's duties hereunder and, in addition, hereby represents and warrants that any information which Capital Alliance may provide to any person or company hereunder will be accurate and complete in all material respects and not misleading, and will not omit to state any fact or information which would be material to such person or company.

6. ADDITIONAL OBLIGATIONS OF SE GLOBAL

6.1 Provision of Information. SE Global will promptly provide Capital Alliance with all information necessary to undertake the Advisory Services requested by SE Global under this Agreement. SE Global shall not be responsible for verifying the accuracy of such information. SE Global will inform Capital Alliance of any material change in the information that has been supplied by SE Global to Capital Alliance. SE Global will also provide copies of documents as Capital Alliance may be reasonably required in order to permit the evaluation of SE Global's objectives and preparation of recommend actions and advice to SE Global on SEC filing and other regulatory issues, or other issues which SE Global believes necessary.

7. REPORTING BY CAPITAL ALLIANCE

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7.1 **Reporting**. So often as may be required by the Board of Directors, Capital Alliance will provide to the Board of Directors such information concerning the results of Capital Alliance's Advisory Services and activities hereunder as the Board of Directors may reasonably require.

8. INDEPENDENT CONTRACTOR

8.1 No Relationship of Employer-Employee. Nothing contained in this Agreement shall be construed as creating the relationship of employer and employee as between SE Global and any employees, directors or officers of Capital Alliance or Capital Alliance. Capital Alliance is an independent contractor.

8.2 No Partnership or Joint Venture. SE Global and Capital Alliance are not partners venturers, agents or legal representatives of or with each other, and nothing herein shall be construed so as to make them such partners, joint venturers, agents or legal representatives or impose any liability as such on either of them.

8.2 No Ability to Bind SE Global. It is the intention of the parties hereto that the relation of the parties shall be that of an independent contractor. Capital Alliance is not authorized hereby to act as agent on behalf of SE Global to negotiate or enter into, or amend or waive any provision of, any contract or commitment or otherwise to bind or obligate SE Global in any way, and Capital Alliance shall not purport to do so.

8.3 No Guarantee of Obligations; No Third Party Rights. This Agreement is not, and nothing herein contained or done pursuant hereto shall be deemed to constitute, a direct or indirect guarantee by Service Co. of any payment or performance by SE Global of any indebtedness, liability, or obligation of any kind or character. It is the express intention of the parties hereto that no creditor of SE Global or any other third party shall be deemed to be a third party beneficiary of or have any rights under or by virtue of this Agreement .

9. INDEMNIFICATION AND LEGAL PROCEEDINGS

9.1 General. Capital Alliance shall carry out the Advisory Services with due care and with such care, skill and diligence required or reasonably expected of persons engaged in the provision of services of the size, type, scope and complexity contemplated by this Agreement, and in compliance with all applicable laws, regulations, rules, guidelines and codes of practice. [.

9.2 Indemnification. SE Global shall indemnify Capital Alliance and its personnel (each an **"Indemnified Party"**) against all losses, damages, legal expenses, and any other expenses or costs of any nature which may be occasioned by their service with SE Global. Inter alia in accordance with Clause 2.1, this indemnity shall apply to all manner of actions, proceedings, or prosecutions, whether civil, regulatory, or criminal, to which the Indemnified Party may be subject due in whole or in part to the Services provided or by virtue of any office held pursuant to this Agreement . This indemnity shall apply for all matters arising during the Term, and any extension, thereof provided That such loss, damage, expense or cost was not materially caused by or contributed to by (i) the default, misconduct or negligence of Capital Alliance and/or any of its officers, directors, personnel or consultants; or (ii) any breach of any of the terms of this Agreement by Capital Alliance and/or any of its officers, directors, personnel or consultant.

9.3 Notice of Claim. In case any action is brought against an Indemnified Party in respect of which indemnity may be sought, the Indemnified Party will give SE Global or Capital Alliance prompt written notice of any such action of which the Indemnified Party has knowledge., failing which SE Global shall be relieved of its obligations of indemnification hereunder.

9.4 **Responsibility for Profits and Losses**. For the Term of this Agreement, Capital Alliance shall indemnify each of the Subsidiaries from all losses and liabilities relating to the Securities Brokerage Business, In order to give effect to this, the Parties shall determine the payments (if any) to be made by Capital Alliance as follows:

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(a) each Subsidiary shall prepare accounts for each financial year. If such accounts show a loss resulting from two years combined averaged according to US GAAP for that Subsidiary, Capital Alliance shall pay to the relevant Subsidiary an amount equivalent to the net loss shown in the accounts for that financial year; and

(b) at the termination or the expiry of this Agreement (whichever is earlier), CAG shall procure each Subsidiary to prepare its accounts covering the period of that current financial year up to the date of such termination or expiry as the case may be (the **"Termination Accounts"**) . If the Termination Accounts shows a loss resulting from the combined averaged for the period under Capital Alliance's management for that Subsidiary for the relevant period of the Termination Accounts, Capital Alliance will pay to the relevant Subsidiary an amount equivalent to such net loss shown.

(c) If the subsidiaries under the management of Capital Alliance shows a profit according to US GAAP during the period under Capital Alliance management, Capital Alliance shall be entitled to 20% of its net profit before tax.

10. FORCE MAJEURE

10.1 Events. If either Party hereto is at any time either during this Agreement or thereafter prevented or delayed in complying with any provisions of this Agreement by reason of strikes, walk-outs, labour shortages, power shortages, fires, wars, acts of God, earthquakes, storms, floods, explosions, accidents, protests or demonstrations by environmental lobbyists or native rights groups, delays in transportation, breakdown of machinery, inability to obtain necessary materials in the open market, unavailability of equipment, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the control of that Party, then the time limited for the performance by that Party of its respective obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay.

10.2 Notice. A Party shall within seven calendar days give notice to the other Party of each event of force majeure under section 10.1 of this Agreement, and upon cessation of such event shall furnish the other Party with notice of that event together with particulars of the number of days by which the obligations of that Party have been extended by virtue of such event of force majeure and all preceding events of force majeure.

11. ARBITRATION

11.1 Matters for Arbitration. Except for matters of indemnity or in the case of urgency to prevent material harm to a substantive right or asset, the Parties agree that all questions or matters in dispute with respect to this Agreement shall be submitted to arbitration pursuant to the terms hereof. This provision shall not prejudice a Party from seeking court order or assistance to garnish or secure sums or to seek summary remedy for such matters as counsel may consider amenable to summary proceedings.

11.2 Notice. It shall be a condition precedent to the right of any Party to submit any matter to arbitration pursuant to the provisions hereof, that any Party intending to refer any matter to arbitration shall have given not less than 10 business days' prior written notice of its intention to do so to the other Party together with particulars of the matter in dispute. On the expiration of such 10 business days the Party who gave such notice may proceed to refer the dispute to arbitration as provided for in section "10.3" in this Agreement.

11.3 Appointments. The Party desiring arbitration shall appoint one arbitrator, and shall notify the other Party of such appointment, and the other Party shall, within 10 business days after receiving such notice, appoint an arbitrator, and the two arbitrators so named, before proceeding to act, shall, within 10 business days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator, to act with them and be chairman of the arbitration herein provided for. If the other Party shall fail to appoint an arbitrator within 10 business days after receiving notice of the appointment of the first arbitrator, and if the two arbitrators appointed by the Parties shall be unable to agree on the

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appointment of the chairman, the chairman shall be appointed in accordance with the *Arbitration Act of the State of California* (the "***Arbitration Act***"). Except as specifically otherwise provided in this section, the arbitration herein provided for shall be conducted in accordance with such Arbitration Act. The chairman, or in the case where only one arbitrator is appointed, the single arbitrator, shall fix a time and place for the purpose of hearing the evidence and representations of the Parties, and he shall preside over the arbitration and determine all questions of procedure not provided for by the Arbitration Act or this section. After hearing any evidence and representations that the Parties may submit, the single arbitrator, or the arbitrators, as the case may be, shall make an award and reduce the same to writing, and deliver one copy thereof to each of the Parties. The expense of the arbitration shall be paid as specified in the award.

11.4 Award. The Parties agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them.

12. NOTICE

12.1 Notice. Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be sent by prepaid registered mail deposited in a recognized post office and addressed to the Party entitled to receive the same, or delivered to such Party, at the address for such Party specified on the front page of this Agreement. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered, or, if given by registered mail as aforesaid, shall be deemed conclusively to be the third day after the same shall have been so mailed, except in the case of interruption of postal services for any reason whatsoever, in which case the date of receipt shall be the date on which the notice, demand or other communication is actually received by the addressee.

12.2 Change of Address. Either Party may at any time and from time to time notify the other Party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

13. GENERAL PROVISIONS

13.1 Entire Agreement. This Agreement constitutes the entire agreement to date between the Parties hereto and supersedes every previous agreement, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the Parties with respect to the subject matter of this Agreement.

13.2 No Assignment. This Agreement may not be assigned by either Party except with the prior written consent of the other Party.

13.3 Warranty of Good Faith. The Parties hereto warrant each to the other to conduct their duties and obligations hereof in good faith and with due diligence and to employ all reasonable endeavours to fully comply with and conduct the terms and conditions of this Agreement.

13.4 Regulatory Authorities. This Agreement is subject to prior Regulatory Approval, if required, of each of the Regulatory Authorities.

13.5 Further Assurances. The Parties will from time to time after the execution of this Agreement make, do, execute or cause or permit to be made, done or executed, all such further and other acts, deeds, things, devices and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

13.6 Representations and Costs. It is hereby acknowledged by each of the Parties hereto that, as between SE Global and Capital Alliance herein, Venture Law Corporation, Barristers and Solicitors, acts solely for SE Global, and that Capital Alliance has been advised by Capital Alliance to obtain independent legal advice with respect to Capital Alliance's review and execution of this Agreement

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13.7 Applicable Law. The situs of this Agreement is Vancouver, British Columbia, and state of California for all purposes this Agreement will be governed by and construed and enforced in accordance with the laws prevailing in the Province of British Columbia and State of California.

13.8 Severability and Construction. Each Article, section, paragraph, term and provision of this Agreement, and any portion thereof, shall be considered severable, and if, for any reason, any portion of this Agreement is determined to be invalid, contrary to or in conflict with any applicable present or future law, rule or regulation in a final unappealable ruling issued by any court, agency or tribunal with valid jurisdiction in a proceeding to which any Party hereto is a party, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible (all of which shall remain binding on the Parties and continue to be given full force and effect as of the date upon which the ruling becomes final).

13.9 Captions. The captions, section numbers and Article numbers appearing in this Agreement and the index hereto are inserted for convenience of reference only and shall in no way define, limit, construe or describe the scope or intent of this Agreement nor in any way affect this Agreement.

13.10 Consents and Waivers. No consent or waiver expressed or implied by either Party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall:

(a) be valid unless it is in writing and stated to be a consent or waiver pursuant to this section;

(b) be relied upon as a consent to or waiver of any other breach or default of the same or any other obligation;

(c) constitute a general waiver under this Agreement; or eliminate or modify the need for a specific consent or waiver pursuant to this section in any other or subsequent instance.

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13.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall constitute one agreement. A party may execute this Agreement and transmit its signature by facsimile, which shall be fully binding, and the party taking such actions shall deliver a manually signed original as soon as is practicable.

IN WITNESS WHEREOF the parties hereto have hereunto executed the Agreement as of the day and year first above written.

SE GLOBAL EQUITIES CORP.
(to be renamed Sun New Media Inc.)

Bruno Wu, Chairman and CEO

CAPITAL ALLIANCE GROUP INC.

Toby Chu, President & Director

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CORPORATE ADVISORY AGREEMENT

THIS AGREEMENT dated for reference the 15th day of November, 2006..

BETWEEN:

Sun Media Investment Holdings Ltd, a company incorporated under the laws of the British Virgin Islands and having its registered office at PO Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands ("SMIH")

OF THE FIRST PART

AND:

Capital Alliance Group Inc., a company incorporated under the laws of British Columbia, having an office address of 1200-777 West Broadway, Vancouver, BC, V5Z 4J7, Canada (hereinafter referred to as “CAG”)

OF THE SECOND PART

WHEREAS:

A.	SMIH is an investment holding company with investment interest in China’s media and internet sectors.

B.	Sun New Media Inc, a subsidiary of SMIH quoted on the OTCBB symbol: SNMD.

C.	CAG is in the business of providing merchant banking and corporate advisory services to emerging companies and has agreed to provide such services to SMIH on the terms and conditions set forth herein.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties covenant and agree as follows:

1.        Interpretation

This Agreement and all matters arising hereunder will be governed by, construed and enforced in accordance with the laws of the Courts of the Province of British Columbia or the respective jurisdiction each of the company resides, and all disputes arising under this Agreement will be referred to the Courts of the Province of British Columbia.

2.        Engagement

SMIH hereby engages CAG to provide corporate advisory services to SMIH including, but not limited, to the following:

(a)

Subject to applicable securities legislation, contacting persons who are authorized to trade in equity securities pursuant to the applicable securities legislation of the jurisdiction where such persons reside and informing them of the particulars of the development of the SMIH’s projects and business;

(b)	Assisting SMIH in coordinating any advertising and other public relations programs being implemented by SMIH;

(c)	Acting in a liaison capacity between SMIH management and senior officers, the persons referred to in Section 2(a) and the shareholders of SMIH;

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(d)	Circulating to the persons referred to in Section 2(a) such of the quarterly reports and other material financial or information documentation as may be reasonably requested by such persons; and

(e)	And such other services as may be agreed upon by SMIH’s senior management and CAG, including assistance in arranging desired equity financing from time to time.

(f)	CAG will introduce certain investor relation consultants to SMIH from time to time and it is the sole discretion of SMIH to decide whether or not SMIH will engage with those consultants.

3.        Term

(a)

Subject to prior termination in accordance with Section 10, this Agreement will be effective November 15th, 2006 and will remain in full force and effect for a twelve month period up to and including the close of business on November 14th, 2007; and

(b)	If SMIH wishes to engage CAG after the term of this Agreement has expired, all work performed will be completed on a month to month basis at a fee to be determined by both parties.

4.        Remuneration

In consideration of CAG having rendered the Services, SMIH will:

(a)	Pay to CAG 500,000 common shares (“Shares”) of Sun New Media Inc (OTCBB symbol: SNMD) (“SNMD”) in lieu of cash upon execution of this agreement.

(b)

Provide a total of 500,000 Option Shares of Sun New Media Inc to two of CAG’s appointed executives, namely Toby Chu and James Neil (collectively “Optionee”). Each Optionee is entitled to 250,000 option shares with an exercise price of US$0.68 per share exercisable in part or in whole at any time for a period of three years commencing November 15th 2006 expiring November 14th 2009.

5.        Expenses

(a)

Provided that CAG will have obtained the prior consent of SMIH to incur expenses and disbursements in connection with the performance of CAG’s duties hereunder, SMIH will reimburse the CAG for all pre-approved expenses and disbursements, including all reasonable travel expenses, incurred by CAG in connection with the performance of the CAG’s duties hereunder within seven (7) days after receipt of invoices or such other documentation as SMIH’s Board of Directors may reasonably require. SMIH shall not be obligated to reimburse CAG for any expenses claimed by them which are not evidenced by receipt or other documentary evidence satisfactory to SMIH; and

(b)

Notwithstanding any other provision of this Agreement, CAG shall not make any single expenditure, or any series of expenditures in connection with any single matter or any number of connected matters, exceeding US$500 without the prior consent of SMIH.

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6.        Representation and Warranties of SMIH

SMIH hereby represents and warrants to CAG that:

(a)	SMIH is a duly incorporated company pursuant to the laws of BVI and is in good standing in the office of the registrar of Companies with respect to the filing of annual returns;

(b)	To the best of SMIH’s knowledge, information and belief, SEG has complied with the continuous disclosure requirements as set out in the US Securities Act, as amended (the “Act”); and

(c)	The execution and delivery of this Agreement has been duly authorized by all required corporate action on behalf of SMIH.

7.        Representations and Warranties - CAG

CAG hereby represents and warrants to SMIH that:

(a)	CAG is duly incorporated pursuant to the provisions of the British Columbia Company Act;

(b)	The execution and delivery of this Agreement has been duly authorized by all required corporate action on behalf of CAG;

(c)

CAG and it’s associates, partners, directors, officers, employees, representatives and agents (collectively the “Management and Employees”) providing the Services pursuant to this Agreement are familiar with and responsible for compliance with all applicable securities legislation in relation to the providing the Services, including but not limited to the United States securities laws and in particular Regulation FD of the Act.

8.        Covenants of SMIH

SMIH hereby covenant and agree with CAG that:

(a)	During the term of this Agreement, SMIH will promptly advise CAG of:

(i) Any material change in the business or affairs of SMIH and Sun New Media Inc;

(ii)

Any cease trade order or trading halt made or imposed upon SNMD, any of the directors, senior officers or insiders of SNMD by any commission, exchange, governmental or self-regulatory body having jurisdiction over SNMD and its affairs; and

(b)

SMIH will deliver to CAG copies of SNMD’s annual financial statements, quarterly reports, news releases, material change reports and other documentation required to be filed by SNMD with regulatory bodies including the North American Securities Dealers or the United States Securities and Exchange Commission or any other such regulatory body having jurisdiction over SNMD’s affairs within ten (10) business days of the date of such filing.

(c)	In case of default by SMIH, Sun New Media Inc will guarantee all the terms and conditions of this agreement with full effect.

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9.        Covenants of CAG

CAG covenants and agrees with SMIH that:

(a)	In performing their duties hereunder, they will comply with all applicable securities legislation and regulations;

(b)	No use may be made of confidential information relating to the SMIH’s business and affairs until SMIH has complied with the continuous disclosure requirements applicable to them;

(c)

CAG will not disclose the private affairs of SMIH or its subsidiaries or any secrets of SMIH to any persons other than the board of directors of SMIH or as may be required by the laws of United States or any states therein;

(d)	CAG will act in the best interests of SMIH & its affiliated companies and will not make any misrepresentations whatsoever with respect to the companies business and affairs;

(e)

CAG and its Management and Employees will not, except as authorized or required in connection with provision of the Services, reveal or divulge to any person or company any of the trade secrets, secret or confidential operations, processes or dealings or any information concerning the organization, business, finances, transactions or other affairs of SMIH which may come to CAG’s or its Management’s and Employees’ knowledge during the term of this Agreement and will keep in complete secrecy all confidential information entrusted to CAG or its Management and Employees and will not use or attempt to use any such information in any manner which may injure or cause loss, either directly or indirectly, to SMIH’s businesses or may be likely so to do. This restriction will continue to apply after the termination of this Agreement without limit in point of time but will cease to apply to information or knowledge which may come into the public domain.

CAG will comply, and will cause its Management and Employees to comply with such directions as SMIH will make to ensure the safeguarding or confidentiality of all such information. SMIH may require that the Management and Employees execute an agreement with SMIH regarding the confidentiality of all such information.

(f)

CAG and its Management and Employees will not disclose to any party information relating to SMIH that has not been publicly disclosed, nor will CAG or its Management and Employees trade in shares of SMIH while in possession of such knowledge.

10.        Termination of Agreement

Unless otherwise terminated pursuant to this section 10, this Agreement will terminate on November 14th, 2006, provided that:

(a)	SMIH may terminate this Agreement, with or without cause, upon a date which is 90 days after providing written notice of termination to the CAG;

(b)	No termination of this Agreement shall operate to relieve either party of any obligation on the part of that party which arose before the date of notice of termination.

(c)	All remuneration terms described in section 4a and 4b shall remain effective, due and payable in full regardless of early termination, with or without cause.

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11.        Reverse Split

a)

Adjustment. If, within three years from the commencement date of this agreement, Sun New Media Inc effects a reverse split of its share capital, the number of common Shares & Stock Option shares specified in sections 4(a) and (b) shall be adjusted accordingly to reflect the reverse split, such that the number of SNMD shares entitled by CAG and the Optionees shall be the same as that immediately prior to such reverse split.

b)

Top Up. If, within three years from the commencement date of this agreement Sun New Media effects a reverse split of its share capital, SMIH shall, promptly following the effective date of such reverse split(s), pay to CAG and the Optionees a sufficient number of Common Shares and Stock Option shares of SNMD such that the number of such Common Shares & Stock Options then held by CAG and the Optionees are equal to the number it held immediately prior to the reverse split being effected. The provisions of this section shall survive the termination of this Agreement.

12.        General

(a)	Time of Essence

Time is hereby expressly made of the essence of this Agreement with respect to the performance by the parties of their respective obligations under this Agreement.

(b)	Enurement

This Agreement will ensure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns.

(c)	Entire Agreement

This Agreement constitutes the entire agreement between the parties and supersedes all previous expectations, understandings, communications, representations and agreements, whether verbal or written between the parties with respect to the subject matter hereof.

(d)	Further Assurances

Each of the parties hereto hereby covenants and agrees to execute such further and other documents and instruments and do such further and other things as may be necessary to implement and carry out the intent of this Agreement.

(e)	Notices

All notices, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given if delivered by hand or mailed, postage prepaid, addressed to the parties at their addresses first set forth above or to such other address as may be given in writing by SMIH or CAG and will be deemed to have been received, if delivered, on the date of delivery and if mailed as aforesaid within Canada or United States, then on the tenth business day following the posting thereof provided that if there will be, between the time of mailing, and the actual receipt of the notice a mail strike, slowdown or other labor dispute which might affect the delivery of the notice by the mails, then the notice will be effective if actually delivered.

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(f) Severability of Clauses

In the event that any provisions of this Agreement or any part thereof is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

(g) Assignment

This Agreement will not be assignable by either of the parties hereto.

(h) Execution in Counterpart

This Agreement may be executed in counterpart, each of which such counterpart, notwithstanding the date or dates upon which this Agreement is executed and delivered by any of the parties, shall be deemed to be an original and all of which constitute one and the same agreement, effective as of the reference date given above. This Agreement may be executed by both parties attaching their digital signatures to the electronic version of this Agreement.

IN WITNESS WHEREOF, the parties hereto have hereunder executed this agreement as of the day and year first above written.

CAPITAL ALLIANCE GROUP INC. ("CAG")

Per: Toby Chu, President & CEO

Toby Chu ("Optionee")

James Neil ("Optionee")

SUN MEDIA INVESTMENT HOLDINGS LTD ("SMIH")
& SUN NEW MEDIA INC.

Per: Bruno Wu, Chairman & CEO

FINDER'S FEE AGREEMENT

AGREEMENT dated for reference the 21 day of July, 2005.

BY AND BETWEEN:

SE GLOBAL EQUITIES CORP., (to be renamed "Sun New Media Inc"), incorporated under the laws of Minnesota and having its office at PO Box 297, 1142 S. Diamond Bar Blvd., Diamond Bar, CA 91765

("**SE Global**")

AND:

SUN MEDIA INVESTMENT HOLDINGS LTD. incorporated under the laws of The British Virgin Islands, having its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

("**Sun Media**")

AND: **MR. YU HUI-YANG** having its address at Room 601, No.14, Lane1321, Shuidian Road, Hongkou District, Shanghai, Puxi, China, 200434

BECKFORD FINANCE SA. Incorporated under the laws of Republic of Panama, having its office at 20 Rue Senebier, CH-1211, Geneva 12, Switzerland.

(**Mr. Yu** and **Beckford** collectively refer to as the "Finder")

(SE Global, Capital Alliance, Sun Media and Finder being singularly also referred to as a "**Party**" and collectively referred to as the "**Parties**" as the context so requires in this Agreement).

WHEREAS:

A. SE Global is a company duly incorporated under the laws of the State of Minnesota, and is a "**reporting issuer**" for the purposes of the *Securities Act of 1934* with the Securities and Exchange Commission and trades on the OTC Bulletin Board;

B. SE Global has agreed to acquire all of the shares of Sun New Media Group Limited a company wholly owned by Sun Media.

C. The Finder is a resident of China and Switzerland and is not a "US Person" as that term is defined in *Regulation S* of the *US Securities Act of 1933*.

D. In consideration for the assistance of the Finder in introducing Sun Media and related parties to SE Global which may result in these Parties entering into and working towards finalizing as asset acquisition agreement, the Parties agree to pay a finder's fee to the Finder on closing such an asset acquisition agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and provisions contained in this Agreement, the parties agree as follows:

1. **Acknowledgment of Contribution**. Without the Finder's assistance SE Global, Sun Media and related parties would not have met or be working towards entering into, finalizing and closing an acquisition agreement with one another (the "**Share Purchase Agreement**").

2. **Limited Engagement**. This Agreement relates solely to the Finder's services rendered in providing the Sun Media and SE Global with the introduction to one another. The Finder is not required to perform any additional services to be entitled to the above compensation. Specifically, the Finder will not engage in any negotiations whatsoever on behalf of the parties. Nor will the Finder provide the Buyers or any individual or entity with information which may be used as a basis for such negotiations. The Finder will have no responsibility for, nor will the Finder make recommendations, concerning the terms, conditions or provisions of any agreement between parties, or the manner or means of consummating the transaction.

3. **Commission or Finder's Fee**. SE Global and Sun Media agree to cause SE Global to issue the Finder compensation or a finder's fee of 3.333 million shares of common stock of SE Global (the "**Shares**") to Mr. Yu Hui-Yang and 1.667 million shares to Beckford Finace SA for this introductory service if and when the Share Purchase Agreement closes. The Finder's Fee will be due and payable immediately on the day of closing the Share Purchase Agreement. The Finder in his (its) discretion will direct how he (it) would like the shares issued as the Finder's Fee registered.

4. **Non-Circumvent & Future Issuance.** SE Global and Sun Media agree to cause SE Global to issue, within two years from the closing date of the Share Purchase Agreement, additional Finder' fee shares to Mr. Yu Hui-Yang and Beckford Finance SA to be distributed on a 50/50 basis, equaling to 10% of all future issuance of new shares including but not limited to share exchange transactions, asset and/or share acquisitions between SE Global and Sun Media or Sun Media subsidiaries. SE Global and Sun Media agree not to circumvent the Finders for other business transactions within two years from the closing date of the Share Purchase Agreement.

5. **Shares Will Not Be Registered**. The Finder acknowledges that the Shares will not be registered under the *Securities Act of 1933* or any other applicable securities laws, will be issued in transactions not requiring registration under the *Securities Act of 1933* (Regulation S) and, unless so registered, may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the *Securities Act of 1933* or any other applicable securities law, pursuant to an exemption therefrom or in a transaction not subject thereto.

6. **Legends**. The Finder acknowledges and accepts that the securities certificates evidencing the Shares will bear a restrictive legend substantially in the form below:

> **" THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISTRIBUTED DIRECTLY OR INDIRECTLY, IN THE UNITED STATES, ITS TERRITORIES, POSSESSIONS, OR AREAS SUBJECT TO ITS JURISDICTION, OR TO OR FOR THE ACCOUNT OR BENEFIT OF A "U.S. PERSON" AS THAT TERM IS DEFINED IN RULE 902 OR REGULATION S OF THE ACT, AT ANY TIME PRIOR TO ONE (1) YEAR AFTER THE ISSUANCE OF THIS CERTIFICATE, EXCEPT (i) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER SUCH ACT, OR (ii) IN COMPLIANCE WITH AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT. ANY SALES, TRANSFERS OR DISTRIBUTIONS OF THE SECURITIES MUST BE MADE IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S OF THE ACT."** and
>
> Any legend required by applicable state or other securities laws.

7. **Representation**. SE Global and Sun Media acknowledge they it understands the Finder is not a licensed securities broker or dealer, or investment advisor, and that this Agreement is not intended for the purpose of buying, selling, or trading securities, or offering counsel or advice with respect to any of such activities.

8. **Other Documents**. The Finder understands that SE Global will rely on *Regulation S* to issue the Shares. The Finder agrees to provide SE Global with all further documentation including a subscription agreement that may be required in order to properly rely on Regulation S.

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9. **General**. This Agreement may be changed only be the written consent of all parties. This Agreement may not be assigned by either party without the written consent of the others. This Agreement is the entire Agreement between the parties. There are not understandings, representations, or warranties between the parties concerning this Agreement except as set out in this Agreement. The judgment by any court of law that a particular section of this agreement is illegal will not affect the validity of the remaining provisions. The laws of the Province of British Columbia govern the validity of this Agreement.

The signatures below bind the parties to the terms and conditions of this Agreement. The parties both understand, agree, and accept the above terms and conditions of this agreement.

SE GLOBAL EQUITIES CORP.	**SUN MEDIA INVESTMENT HOLDINGS LTD.**
Toby Chu, Chairman & Director	John Li, President & Director
Mr. Yu Hui-Yang	**Beckford Finance SA**
Name: Mr. Yu Hui-Yang	**Name: Carmen Rodriguez** President & Director

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9. **General**. This Agreement may be changed only be the written consent of all parties. This Agreement may not be assigned by either party without the written consent of the others. This Agreement is the entire Agreement between the parties. There are not understandings, representations, or warranties between the parties concerning this Agreement except as set out in this Agreement. The judgment by any court of law that a particular section of this agreement is illegal will not affect the validity of the remaining provisions. The laws of the Province of British Columbia govern the validity of this Agreement.

The signatures below bind the parties to the terms and conditions of this Agreement. The parties both understand, agree, and accept the above terms and conditions of this agreement.

SE GLOBAL EQUITIES CORP.	**SUN MEDIA INVESTMENT HOLDINGS LTD.**
Toby Chu, Chairman & Director	John Li, President & Director
Mr. Yu Hui-Yang	**Beckford Finance SA**
Name: Mr. Yu Hui-Yang	**Name: Carmen Rodriguez** President & Director

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POOLING AGREEMENT

This Pooling Agreement (this "**Agreement**") is made and entered into as of Sept. 18, 2005,

BY AND BETWEEN:

THE UNDERSIGNED SHAREHOLDERS OF SE GLOBAL EQUITIES CORP. (to be renamed "Sun New Media Inc")

(collectively referred to as the "**Shareholders**" and individually as "**Shareholder**")

AND:

SE GLOBAL EQUITIES CORP. (to be renamed "Sun New Media Inc"), incorporated under the laws of Minnesota and having an address at PO Box 297, 1142 S. Diamond Bar Blvd., Diamond Bar, CA 91765

("**SE Global**")

AND:

FIDELITY TRANSFER COMPANY, 1800 South West Temple. Suite 301, Salt Lake City, UT, 84115

(hereinafter called the "**Trustee**")

WHEREAS:

A. SE Global, Sun Media Investment Holdings Ltd. ("**Sun Media**"), Sun New Media Group Limited and Capital Alliance Group Inc. have entered into an Share purchase agreement, dated as of July 21, 2005 (the "**Share Agreement**"), whereby on closing of the Share Agreement Sun Media will own 87.4% of the issued and outstanding share capital of SE Global as consideration for the Shares acquired;

B. The Shareholders are desirous of placing in pool the shares owned by them in SE Global, being in respect of each of the Shareholders the number of shares set opposite its name in Schedule "A" to this Agreement, upon and subject to the terms and conditions hereinafter more particularly set out;

C. The Trustee is willing to act as Trustee, upon the express terms and subject to the express conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the parties hereby agree as follows:

1. DEFINED TERMS. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Share Agreement.

2. APPOINTMENT OF TRUSTEE. The Shareholders hereby appoint Fidelity Transfer Company the Trustee to act as agent on their behalf pursuant to this Agreement, and the Trustee hereby consents to its appointment in such capacity on the terms and conditions of this Agreement.

3. DEPOSIT OF SHARES. On the closing date of the Share Agreement (the "**Closing Date**"), the Shareholders will cause SE Global to deliver to the Trustee (i) a list (Appendix "A") containing the name, address and number of shares of common stock of SE Global held by each Shareholder (the "**Pool Shareholder List**") being placed in the pool (together the "**Pooled Shares**"), (ii) certificates representing the Pooled Shares ("**Share Certificates**"), and (iii) any and all other documents required from time to time by the Trustee to effect transfers of the Pooled Shares in accordance with the terms and conditions of this Agreement.

4. RELEASE OF THE POOLED SHARES.

4.1 Authorized Disbursements. The Trustee is hereby authorized to disburse the Pooled Shares only as follows:

(a) to the Shareholders in accordance with Section 4.2 of this Agreement; or

(b) to the Shareholders upon receipt of a written instruction signed by all the Shareholders; or

(c) to the Shareholders in accordance with a final and binding judgment rendered by a court of competent jurisdiction and delivered to the Trustee together with a certificate signed by SE Global (upon which certificate the Trustee shall conclusively rely and act) certifying that said judgment represents a final adjudication by a court of competent jurisdiction.

4.2 Expiration of Pool; Release of Pooled Shares. Unless released earlier pursuant to Section 4.1, the Trustee shall release and deliver the Pooled Shares on a pro rata basis as set out in Appendix "B" to this Agreement.

5. CERTAIN RIGHTS OF THE STOCKHOLDERS.

5.1 Rights attaching to Pooled Shares. The Shareholders are entitled to all rights attaching to the Pooled Shares while the Pooled Shares are subject to the Agreement, including without limitation, rights to receive all dividend payments and distributions of capital, if any, from the Pooled Shares, and to exercise all voting rights attached to the Pooled Shares.

5.2 Alteration of Capital. The parties hereto agree that the provisions of this Agreement relating to the Pooled Shares shall apply mutatis mutandis to any shares or securities into which the Pooled Shares may be converted, changed, reclassified, redivided, redesignated, subdivided or consolidated and to any shares or securities of SE Global or of any successor or continuing company or corporation of SE Global that may be received by the registered holder of the Pooled Shares on a reorganization, amalgamation, consolidation or merger, statutory or otherwise, including the release calculation which will be adjusted so that the proportion of the Pooled Shares to be released is unaffected by the alteration of the capital of SE Global.

5.3 Transfer within the Pool. No transfer of Pooled Shares by any Shareholder to a third party (not being a Shareholder) shall be effective and no application shall be made to SE Global to register any such transfer until the proposed transferee enters into an agreement with the other parties hereto to the same effect as this Agreement. The Trustee shall not effect a transfer of the Pooled Shares to a third party (not being a Shareholder) unless the Trustee has received a copy of an acknowledgment, attached as Appendix "C" to this Agreement, executed by the person to whom the Pooled Shares are to be transferred. Notwithstanding the execution of an acknowledgment by such a person, the transferor shall not be released from its obligations under this Agreement unless it has transferred all of its Pooled Shares. The Shareholders shall be entitled to transfer the Pooled Shares to other Shareholders without the aforesaid requirements. In such event, the number of Pooled Shares to be released to each Shareholder (as set out in "Appendix B" hereto) shall be amended accordingly to reflect the said transfer.

5.4 Amendment of This Agreement. This Agreement may be amended by the written consent of all the Shareholders with Pooled Shares

6. TRUSTEE.

6.1 Duties of Trustee. The Trustee shall treat the Pooled Shares with such degree of care as it treats its own similar property. It is agreed that the duties of the Trustee are only such as are herein

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specifically provided, and the Trustee shall have no other duties, implied or otherwise. The Trustee's duties are as a depository only, and the Trustee shall incur no responsibility or liability whatsoever, except for its wilful misconduct or gross negligence. Except where the terms of this Agreement expressly refer thereto, the Trustee shall not be bound in any way by any of the terms of the Share Agreement or any other agreement to which one or more of SE Global, Sun Media, Capital Alliance Group Inc., or the Shareholders are parties, whether or not the Trustee has knowledge thereof, and the Trustee shall not in any way be required to determine whether or not the Share Agreement or any other agreement has been complied with by SE Global, Sun Media, Capital Alliance Group Inc., the Shareholders or any other party thereto. In the event that the Trustee shall be uncertain as to any of its duties or rights hereunder or shall receive instructions, claims or demands which, in its sole judgment, are in conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action other than to keep safely all Pooled Shares held in the Pool until it shall be directed otherwise pursuant to a written notice from and executed by SE Global, and the Trustee shall not be responsible or liable for any damages while waiting for such written notice. This Agreement shall not create any fiduciary duty of the Trustee to SE Global or any other person or entity whatsoever nor disqualify the Trustee from representing any of such parties as transfer agent and/or registrar.

6.2 Reliance by Trustee on Written Notices. The Trustee may conclusively rely and shall be fully authorized and protected in relying upon any written notice, direction, instruction, demand, certificate, advice, opinion or document which it, in good faith, believes to be genuine. Set forth in Schedule 6.2 hereto is a list of the names of the persons authorized to act for SE Global and the signatures of all Shareholders under this Agreement. The Trustee may conclusively rely on and shall be authorized and fully protected in acting upon the written, facsimile or electronically delivered instructions of SE Global and the Shareholders.

6.3 Risk to Trustee. In no event shall the Trustee be liable (i) for any consequential, punitive or special damages or (ii) for an amount in excess of the value of the Pooled Shares, valued as of the date of deposit. The Trustee shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Trustee (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility).

6.4 No Investigation by Trustee. The Trustee shall not be required or bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement, order, approval or other paper or document.

6.5 Trustee's Execution of Power. The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, custodians, or nominees appointed with due care, and shall not be responsible or liable for the acts or omissions of any agent, attorney, custodian or nominee so appointed except for acts that constitute wilful misconduct or gross negligence.

6.6 Legal Proceedings.

(a) The Trustee shall not be required to institute legal proceedings of any kind.

(b) If at any time the Trustee is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects all or any portion of the Pooled Shares (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of all or any portion of the Pooled Shares), the Trustee is authorized to comply therewith in any manner as it or legal counsel of its own choosing deems appropriate; and if the Trustee complies in good faith with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Trustee shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect. The

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Trustee shall provide SE Global with notice, in accordance with Section 7.3, of any such orders, judgments, decrees or writs (along with copies of any related documentation), and the Trustee shall reasonably consult with SE Global and the Shareholders and its counsel with respect to such legal actions.

6.7 Trustee Reporting. Notwithstanding anything to the contrary herein, except as required by law, in no event shall the Trustee be under a duty to file any reports or withhold or deduct any amounts in respect of taxes due for payments made pursuant to this Agreement.

6.8 Fees of the Trustee. SE Global covenants and agrees to pay to the Trustee from time to time, and the Trustee shall be entitled to, the fees and expenses agreed to in writing between SE Global and the Trustee (which at the date hereof are set forth in Schedule 6.8 hereto) and will further pay or reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any of the provisions hereof or any other documents executed in connection herewith (including the reasonable compensation and the reasonable expenses and disbursements of its counsel and of all persons not regularly in its employ), which related expenses, disbursements and advances shall be paid by the requesting party, as set forth therein. The obligations of SE Global under this Section 6.8 to compensate the Trustee and to pay or reimburse the Trustee for reasonable expenses, disbursements and advances shall survive the satisfaction and discharge of this Agreement or the earlier resignation or removal of the Trustee.

6.9 Indemnification of the Trustee. SE Global and the Shareholders agree to indemnify and hold the Trustee and its directors, employees, officers, agents, successors and assigns harmless from and against any and all losses, claims, damages, liabilities and expenses, including, without limitation, reasonable costs of investigation and reasonable counsel fees and expenses which may be imposed on the Trustee or incurred by it in connection with its acceptance of this appointment as the Trustee hereunder or the performance of its duties hereunder, except as a result of the Trustee's negligence or wilful misconduct. Such indemnity includes, without limitation, all losses, damages, liabilities and expenses (including reasonable counsel fees and expenses) incurred in connection with any litigation (whether at the trial or appellate levels) arising from this Agreement or involving the subject matter hereof. The indemnification provisions contained in this Section 6.9 are in addition to any other rights any of the indemnified parties may have by law or otherwise and shall survive the termination of this Agreement or the resignation or removal of the Trustee.

6.10 Successor to Trustee. Any corporation or other entity whatsoever into which the Trustee may be merged or converted or with which it may be consolidated, and any corporation or other entity whatsoever resulting from any merger, conversion or consolidation to which the Trustee shall be a party or any corporation or other entity whatsoever succeeding to the business of the Trustee shall be the successor of the Trustee hereunder without the execution or filing of any paper with any party hereto except where an instrument of transfer or assignment is required by law to effect such succession.

6.11 Resignation of Trustee. If the Trustee at any time, in its sole discretion, deems it necessary or advisable to resign as the Trustee hereunder, it may do so by giving prior written notice of such event to SE Global, and the Shareholders and thereafter delivering the Pooled Shares to any other agent designated by SE Global and the Shareholders as communicated to the Trustee in writing, and if no such agent shall be designated by SE Global and the Shareholders within 60 calendar days of such written notice, then the Trustee may do so by delivering the Pooled Shares either (a) to any bank or trust located in the State of Utah which is willing to act as Trustee hereunder in its place (provided that the fees charged by such bank or trust company are not in excess of the fees charged by the Trustee for its services hereunder) or (b) if no such bank or trust company can be retained within a reasonable period after such 60 calendar day period after the delivery by the Trustee of its written notice, then the Trustee shall seek the appointment of its successor as prescribed by the clerk or other proper officer of a court of competent jurisdiction located within the State of Utah to the extent permitted by law (any such successor to the Trustee, whether designated by SE Global and the Shareholders or pursuant to the clause above or otherwise, is hereinafter referred to as the "Successor Agent"). The costs and expenses (including reasonable attorneys' fees and expenses) incurred by the Trustee in connection with such proceeding for the appointment of a Successor Agent shall be paid by SE Global. SE Global and the Shareholders may, at any time after the date hereof,

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upon 30 calendar day's prior written notice to the Trustee, appoint a Successor Agent for the resignation or removal of the Trustee, whereupon the Trustee shall deliver the Pooled Shares to such Successor Agent, as provided below. The reasonable fees of any Successor Agent shall be borne by SE Global. Upon receipt of the identity of the Successor Agent, the Trustee shall deliver the Pooled Shares then held hereunder to the Successor Agent. Upon delivery of the Pooled Shares to the Successor Agent, (i) the Trustee shall be discharged from any and all responsibility or liability with respect to the Pooled Shares (except as otherwise provided herein) and (ii) all references herein to the "Trustee" shall, where applicable, be deemed to include such Successor Agent and such Successor Agent shall thereafter become the Trustee for all purposes of this Agreement.

7. MISCELLANEOUS.

7.1 Construction; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Article, section, schedule, exhibit, recital and party references are to this Agreement unless otherwise stated. No party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party.

7.2 Amendments and Modifications. No party hereto shall be bound by any modification, amendment, termination, cancellation, rescission or supersession of this Agreement unless the same shall be in writing and signed by it.

7.3 Notices. All notices and other communications hereunder shall be in writing and shall be effective when actually received by the party to which notice is sent as follows:

(a) If to SE Global, to:

Bruno Wu, Chairman and CEO
Sun New Media Inc Holdings Limited
(the post merger name of SE Global)
PO Box 297, 1142 S. Diamond Bar Blvd.,
Diamond Bar, CA 91765

With copies to:
(which shall not constitute notice)

(b) If to the Trustee, to:

Fidelity Transfer Company
1800 South West Temple. Suite 301, Salt
Lake City, UT, 84115

(c) If to the Shareholders, to:
The individual addresses beside each
Shareholders name below.

or to such other address as the person to whom notice is being given may have previously furnished to the other parties in writing in the manner set forth above.

7.4 Assignment. Subject to Sections 5.3, 6.10 and 6.11, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party (whether by operation of law or otherwise) without the prior written consent of SE Global, the Shareholders and the Trustee; provided that SE Global may assign its rights and obligations to any affiliate, but no such assignment shall relieve such SE Global of its obligations hereunder. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

7.5 Termination of Agreement. This Agreement shall terminate when all of the Pooled Shares

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have been disbursed according to the terms of this Agreement.

7.6 Representation. Each of the parties hereby represents and warrants that this Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation.

7.7 Other Miscellaneous Provisions.

(a) Whenever under the terms hereof the time for giving a notice or performing an act falls upon a Saturday, Sunday, or banking holiday, such time shall be extended to the next day on which Trustee is open for business.

(b) Each party agrees that any suit, action or proceeding with respect to this Agreement, and the performance of the parties hereunder shall only be brought in the courts of the State of Nevada, including any federal court located within the State of Nevada. Accordingly, each party submits irrevocably to the exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding and waives irrevocably any right which it may have to bring any such suit, action or proceeding in any forum other than a court of the State of Nevada, or in any federal court located within the State of Nevada, and any defence which it may have to the enforcement of this provision, whether based on the inconvenience of the forum or otherwise.

(c) The Trustee does not have any interest in the Pooled Shares deposited hereunder but is serving as escrow holder only. SE Global agrees to pay or reimburse the Trustee upon request for any transfer taxes or other taxes relating to the Pooled Shares incurred in connection herewith and shall indemnify and hold harmless the Trustee for any amounts that it is obligated to pay in the way of such taxes. Any payments of income in respect of the Pooled Shares shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide the Trustee with appropriate forms for tax I.D. number certifications.

(d) This Agreement shall be construed in accordance with and bound by the laws of the State of Utah and the laws of the United States of America applicable in the State of Minnesota.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK - THE NEXT PAGE IS THE SIGNATURE PAGE]

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09/16/2005 FRI 14:28 FAX 6014004122 Fidelity Transfer Co.
09/16/2005 10:41 6048761862 IRIX PAGE 07

(f) This Agreement may be executed in several parts in the same form and such part as so executed shall together constitute one original agreement, and such parts, if more than one, shall be read together and construed as if all the signing parties hereto had executed one copy of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

FIDELITY TRANSFER COMPANY as Trustee	SE GLOBAL EQUITIES CORP.
By: X [signature] Name: Kevin Kopaunik Title: President	By: [signature] Name: Title: Chairman and CEO

SHAREHOLDERS

By: [signature] Name: JOHN LI (CHAIN) # of Shares Held: 50,000,000	By: Name: # of Shares Held:
By: Name: # of Shares Held:	By: Name: # of Shares Held:
By: Name: # of Shares Held:	By: Name: # of Shares Held:
By: Name: # of Shares Held:	By: Name: # of Shares Held:
By: Name: # of Shares Held:	By: Name: # of Shares Held:
By: Name: # of Shares Held:	By: Name: # of Shares Held:
By: Name: # of Shares Held:	By: Name: # of Shares Held:

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APPENDIX "A"

STOCKHOLDERS PARTY TO POOLING AGREEMENT

NAME OF SHAREHOLDER	NUMBER OF SHARES HELD IN ESCROW
Sun Media Investment Holdings Inc.[1] {the names of the other shareholders to be inserted}	{50,000,000 Common Shares} (post consolidation shares) {holdings of the other shareholders to be inserted}
Technical Advisor[1][2]	5,000,000 Common Shares (post consolidation shares)

1. The shares of SE Global Equities Corp. (to be renamed "Sun New Media Inc") issued to Sun Media Investment Holdings Inc. and related parties on the Closing Date are considered "restricted securities" under applicable U.S. securities laws. Sun Media Investment Holdings Inc. and related parties receiving these securities may not sell these securities unless these securities are first registered under U.S. securities laws or on reliance of an available exemption from the U.S. registration requirements. After one year these securities may be sold pursuant Rule 144. Rule 144 allows holders to sell 1% of the issued and outstanding share capital of an issuer in any three month period subject to certain conditions. After two years, holders who are not officers, directors or affiliates may sell these securities without regard to volume or other conditions set out in Rule 144.
2. The ________________________ Technical Advisor is considered to be a "Related Party" to Sun Media Investment Holdings Inc. for the purpose of this Pooling Agreement.

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APPENDIX "B"

TERMS OF RELEASE FROM POOLING AGREEMENT

The Pooled Shares shall be released in the following amounts and at the following times:

Sun Media Investment Holdings Inc. and Related Parties[1][2]:

Release Date	# of Shares to be Released
Twenty four (24) months from the Closing Date	1,000,000
Thirty (30) months from the Closing Date	1,000,000
Thirty six (36) months from the Closing Date	1,000,000
Forty two(42) months from the Closing Date	1,000,000
Forty eight (48) months from the Closing Date	46,000,000
TOTAL:	**50,000,000**

1. The shares of SE Global Equities Corp. (to be renamed "Sun New Media Inc") issued to Sun Media Investment Holdings Inc. and related parties on the Closing Date are considered "restricted securities" under applicable U.S. securities laws. Sun Media Investment Holdings Inc. and related parties receiving these securities may not sell these securities unless these securities are first registered under U.S. securities laws or on reliance of an available exemption from the U.S. registration requirements. After one year these securities may be sold pursuant Rule 144. Rule 144 allows holders to sell 1% of the issued and outstanding share capital of an issuer in any three month period subject to certain conditions. After two years, holders who are not officers, directors or affiliates may sell these securities without regard to volume or other conditions set out in Rule 144.
2. The shares are to be released on a pro rata basis to Sun Media Investment Holdings Inc. and Related Parties.

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APPENDIX "C"

ACKNOWLEDGMENT AND AGREEMENT TO BE BOUND

To: FIDELITY TRANSFER COMPANY
1800 South West Temple. Suite 301
Salt Lake City, UT, 84115

I, the undersigned, acknowledge that:

(a) I have entered into an agreement with ____________________ under which ____________ shares of common stock of SE Global (the "Pooled Shares") will be transferred to me subject to receipt of all necessary approvals, if applicable, and

(b) the Shares are held in pool subject to a Voluntary Pooling Agreement dated for reference ________________ 2005 (the "Pooling Agreement"), a copy of which is attached as Schedule "A" to this acknowledgment.

In consideration of $1.00 and other good and valuable consideration (the receipt and sufficiency of which is acknowledged) I agree, effective upon receipt of all necessary approval of the transfer to me of the Pooled Shares, if applicable, to be bound by the Pooling Agreement in respect of the Shares as if I were an original signatory to the Pooling Agreement.

Dated at ____________________, this _____ day of __________, 200___.

Where the transferee is an individual:

SIGNED, SEALED & DELIVERED by)
____________________ in the)
presence of:)

____________________________)
Signature of Witness)
) ____________________________
) (signature of transferee)

____________________________)
Print Witness Name)

____________________________)
Address

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